EXHIBIT 3(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CREATIVE BUSINESS CONCEPTS, INC.

J. RICHARD SHAFER and DAVID PARKER each hereby certifies that:

1.

They are the President and the Secretary, respectively, of CREATIVE BUSINESS CONCEPTS, INC., a California corporation.

2.

The Articles of Incorporation of this Corporation are hereby amended and restated in their entirety as follows:

NAME

FIRST:

The name of this corporation is:

CREATIVE BUSINESS CONCEPTS, INC.

PURPOSES AND POWERS

SECOND:

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

CAPITALIZATION

THIRD:

A.

Authorized Stock.  This Corporation is authorized to issue only one class of shares of stock having a total number of 100,000,000 shares, zero ($0) par value per share.

B.

Preemptive Rights.  No stockholder of this Corporation shall, by reason of his holding shares in the Corporation, possess a preemptive or preferential right to purchase or subscribe to additional, unissued or treasury shares, or rights to purchase shares, of any class or series of the Corporation, now or hereafter to be authorized.

C.

Stock Split.  Upon the effectiveness of these Amended and Restated Articles of Incorporation, each outstanding share of Common Stock of the Corporation shall be combined and converted into five thousand (5,000) shares of Common Stock. No fractional shares shall be recorded in the stock ledger of the Corporation as a result of the stock split provided for above. Any fractional share (a “Fractional Interest”) that would otherwise be issuable to a holder of Common Stock (a “Fractional Share Holder”) shall be treated as described as follows:  The Fractional Interests shall be cancelled and the Fractional Share Holders shall be entitled to receive an amount in cash equal to the product of the Fractional Interest to which such Fractional Share Holder would otherwise have been entitled, multiplied by the fair market value of one share of Common Stock immediately following the effectiveness of the stock split provided for above, as determined by the Board of Directors.  Whether or not a Fractional Interest is to be recorded as a result of the stock split provided for above shall be determined on the basis of the total number of shares of Common Stock held by the record holder at the time the stock split occurs.

LIABILITY AND INDEMNIFICATION

FOURTH:

(A)

The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(B)

This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this Corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

(C)

Any repeal or modification of the foregoing provisions of this Article FOURTH by the shareholders of this Corporation shall not adversely affect any right to protection of a director of this Corporation existing at the time of such repeal or modification.

3.

The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4.

The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the Corporation is One Thousand (1,000). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

I further declare under penalty of perjury under the laws of the State of California that the matters set forth herein are true and correct of our my knowledge.

DATED: 17 December 2004

/s/  J. Richard Shafer

J. RICHARD SHAFER, President

/s/  David Parker

DAVID PARKER, Secretary